Execution Version

CREDIT AGREEMENT

DATED AS OF AUGUST 22, 2008

AMONG

EDJ LEASING CO., L.P.,
as Borrower,

THE JONES FINANCIAL COMPANIES, L.L.L.P.,
as Guarantor,

THE LENDERS LISTED HEREIN,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lead Arranger

TABLE OF CONTENTS

Page

EXHIBITS

SCHEDULES

EDJ LEASING CO., L.P.

CREDIT AGREEMENT

This **CREDIT AGREEMENT** is dated as of August 22, 2008 and entered into by and among **EDJ LEASING CO., L.P.**, a Missouri limited partnership ("**Borrower**"), **THE JONES FINANCIAL COMPANIES, L.L.L.P.,** a Missouri limited liability limited partnership **("Guarantor")**, **THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF** (each individually referred to herein as a "Lender" and collectively as "**Lenders**"), and **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("**Wells Fargo**"), as administrative agent for Lenders (in such capacity, "**Administrative Agent**").

RECITALS

WHEREAS, Lenders, at the request of Borrower, have agreed to extend a revolving credit facility to Borrower, the proceeds of which will be used for general corporate purposes of Borrower, including funding costs associated with the construction of a certain real estate facility for Borrower; and

WHEREAS, Guarantor has agreed to guarantee Borrower's obligations with respect to such credit facility;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Guarantor, Lenders and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

"**Administrative Agent**" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5A.

"**Administrative Questionnaire**" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"**Affected Lender**" has the meaning assigned to that term in subsection 2.6C.

"**Affected Loans**" has the meaning assigned to that term in subsection 2.6C.

"**Affiliate**", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the

management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude the Administrative Agent and each Lender.

"**Agreement**" means this Credit Agreement.

"**Applicable Margin**" means, with respect to Eurodollar Rate Loans, 0.75%, and with respect to Base Rate Loans, 0.00%.

"**Approved Fund**" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

"**Asset Sale**" means the sale by Guarantor or any of its Subsidiaries to any Person other than Guarantor or any of its Wholly-Owned Subsidiaries of (i) any of the stock of any of Guarantor's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Guarantor or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Guarantor or any of its Subsidiaries (other than sales, assignments, transfers or dispositions of Securities in the ordinary course of business).

"**Assignment Agreement**" means an Assignment and Assumption in substantially the form of Exhibit V annexed hereto.

"**Bankruptcy Code**" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"**Base Rate**" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

"**Base Rate Loans**" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

"**Base Rate Margin**" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans in accordance with the definition of Applicable Margin.

"**Borrower**" has the meaning assigned to that term in the introduction to this Agreement.

"**Business Day**" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"**Capital Expenditures**" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Guarantor and its Subsidiaries) by Guarantor and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Guarantor and its Subsidiaries.

"**Capital Lease**", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"**Capital Stock**" means the capital stock of or other equity interests in a Person.

"**Cash**" means money, currency or a credit balance in a Deposit Account.

"**Cash Equivalents**" means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States, the United Kingdom or Canada, or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States, the United Kingdom or Canada, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, provided, that (i) securities issued or directly and fully guaranteed or insured by the United Kingdom shall only constitute Cash Equivalents to the extent owned by an entity organized under the laws of the United Kingdom and (ii) securities issued or directly and fully guaranteed or insured by Canada shall only constitute Cash Equivalents to the extent owned by an entity organized under the laws of Canada; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers' acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by: (i) any Lender; or (ii) any commercial bank, investment bank or merchant bank or other financial institution organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000.00; (d) reverse repurchase obligations with a term of not more than thirty days collateralized by underlying securities of the types described in clause (a) (but excluding for this purpose the twelve (12) month maturity requirement and the requirement that the full faith and credit of the United States, the United Kingdom or Canada, as applicable, be pledged in support thereof) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any Lender or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $100,000,000.00 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money

market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

"**Change in Control**" means (a) Current Owners shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of Guarantor owned by them on the Closing Date or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times the managing partner (or similar designation) of Guarantor and to direct the management policies and decisions of Guarantor, (b) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Current Owners shall have acquired a greater beneficial ownership in Guarantor's voting equity interests than that held collectively by Current Owners, (c) Guarantor shall cease to directly own and control 100% of each class of the outstanding equity interests of Borrower, (d) Guarantor shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of Edward D. Jones & Co., L.P., or (e) Borrower shall sell all or substantially all of its assets excluding any sales effected pursuant to a Chapter 100 Transaction.

"**Change in Law**" means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

"**Chapter 100 Transaction**" means any sale-leaseback transaction now, heretofore or hereafter entered into by Borrower with St. Louis County, Missouri, pursuant to Chapter 100 of the Revised Statutes of the State of Missouri, including the granting of any Lien encumbering Borrower's leasehold interest in and to any property subject to any such sale-leaseback transaction or any other rights of Borrower in connection therewith.

"**Closing Date**" means the date on which the conditions precedent set forth in subsection 3.1 have been satisfied.

"**Commitments**" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

"**Compliance Certificate**" means a certificate substantially in the form of Exhibit IV annexed hereto.

"**Computation Period**" means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

"**Consolidated EBITDA**" means, for any period, the sum, without duplication, of (a) the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, and (iv) other non-cash items (other than any such non-cash item incurred in the ordinary course of business to the extent it represents an accrual of or reserve for cash expenditures in any future period); provided that cash payments made in such period or in any future period in respect of such non-cash items (other than any

such non-cash item incurred in the ordinary course of business to the extent it represents an accrual of or reserve for cash expenditures in any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, less (b) non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), plus (c) total depreciation expense, and plus (d) total amortization expense, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

"Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP.

"Consolidated Net Income" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

"**Consolidated Total Debt**" means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that Indebtedness (for the purpose of calculating Consolidated Total Debt only) shall exclude any short term bank debt used by any such Person to facilitate its broker/dealer business.

"**Contingent Obligation**", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the

account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

"**Contractual Obligation**", as applied to any Person, means any material provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"**Currency Agreement**" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Guarantor or any of its Subsidiaries is a party.

"Current Owners" means collectively mean all of the general partners of Guarantor as of the date of this Agreement.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Revolving Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

"**Deposit Account**" means a demand, time, savings, passbook, deposit or similar account (including credit balances therein) maintained with either a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company, or Edward D. Jones & Co., L.P. or any of its Subsidiaries.

"**Dollars**" and the sign "$" mean the lawful money of the United States of America.

"**Eligible Assignee**" means (i) any Lender, any Affiliate of any Lender or any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof, which bank, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (b) a savings and loan association or savings bank

organized under the laws of the United States or any state thereof, which savings and loan association, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, which bank, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an institutional "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including insurance companies and mutual funds; provided that neither Guarantor nor any Affiliate of Guarantor shall be an Eligible Assignee.

"**EMU Legislation**" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

"**Employee Benefit Plan**" means any "employee benefit plan", as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates.

"**Environmental Claim**" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"**Environmental Laws**" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Guarantor or any of its Subsidiaries or any of its properties.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"**ERISA Affiliate**", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA

Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"**ERISA Event**" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there would be any liability therefor, or the receipt by Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code where such failure would reasonably be expected to result in a Material Adverse Effect; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan. With respect to a Multiemployer Plan or a Pension Plan not maintained or contributed to by Guarantor or its Subsidiaries, an event described above shall not be an ERISA Event unless it is reasonably likely to result in material liability to Guarantor or any of its Subsidiaries.

"**Eurodollar Rate**" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (A) the rate per annum (rounded upward to the nearest 1/100 of one percent) that appears on the

Applicable Telerate British Bankers Association Interest Settlement Rate page (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date or (B) if such rate is not available at such time for any reason, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Wells Fargo for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Wells Fargo for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 12:00 Noon (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

"**Eurodollar Rate Loans**" means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

"**Eurodollar Rate Margin**" means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans in accordance with the definition of Applicable Margin.

"**Event of Default**" means each of the events set forth in Section 7.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"**Excluded Taxes**" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Guarantor hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Guarantor is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Guarantor under subsection 2.9), any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Guarantor with respect to such withholding tax pursuant to

subsection 2.7B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

"**Federal Funds Effective Rate**" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

"**Fiscal Quarter**" means a fiscal quarter of any Fiscal Year, the first of which ends on the last Friday of March, the second of which ends on the last Friday of June, the third of which ends on the last Friday of September and the fourth of which ends on December 31 of each year.

"**Fiscal Year**" means the fiscal year of Guarantor and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

"**Foreign Lender**" means any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

"Foreign Subsidiary" means any Subsidiary of Guarantor that is not organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia.

"**Fund**" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

"**Funding and Payment Office**" means (i) the office of Administrative Agent located at 201 Third Street, 8th Floor, San Francisco, California 94103 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Guarantor and each Lender.

"**Funding Date**" means the date of funding of a Loan.

"**GAAP**" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

"**Governing Body**" means, with respect to the Borrower, the board of directors, and with respect to the Guarantor, the managing partner.

"**Government Authority**" means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

"**Governmental Authorization**" means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

"**Guarantor**" has the meaning assigned to that term in the introduction to this Agreement.

"Guaranty Agreement" means the Guaranty Agreement in substantially the form of Exhibit VI annexed hereto executed and delivered by Guarantor on the Closing Date.

"**Hazardous Materials**" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of Guarantor or any of its Subsidiaries or to the indoor or outdoor environment.

"**Hazardous Materials Activity**" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"**Hedge Agreement**" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

"**Indebtedness**", as applied to any Person, means (i) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates, and insurance reserves, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business (excluding any such obligations incurred under ERISA), (iv) obligations in respect of letters of credit or similar instruments; and (v) Contingent Obligations of such Person in respect of Indebtedness of the types described in clauses (i), (ii), (iii) and (iv) of this definition. Without limiting the foregoing, neither general nor limited partnership interests in a Person's Partnership Capital, nor any Person's obligation to return Partnership Capital to any of its partners shall constitute Indebtedness of such Person.

"**Indemnified Liabilities**" has the meaning assigned to that term in subsection 9.3.

"**Indemnified Taxes**" means Taxes other than Excluded Taxes.

"**Indemnitee**" has the meaning assigned to that term in subsection 9.3.

"**Intellectual Property**" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Guarantor and its Subsidiaries.

"**Interest Coverage Ratio**" means, for any Computation Period, the ratio of (a) the sum of (i) Consolidated EBITDA for such Computation Period plus (ii) unrestricted Cash and Cash Equivalents held by Borrower and its Subsidiaries, to (b) Consolidated Interest Expense for such Computation Period.

"**Interest Payment Date**" means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

"**Interest Period**" has the meaning assigned to that term in subsection 2.2B.

"**Interest Rate Agreement**" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Guarantor or any of its Subsidiaries is a party.

"**Interest Rate Determination Date**", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

"**Internal Revenue Code**" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Investment" means (i) any direct or indirect purchase or other acquisition by Guarantor or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Guarantor), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Guarantor from any Person other than Guarantor or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees and general partners for health care, moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Guarantor or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment). For purposes of this document, Investments shall not include Capital Expenditures.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

"**Lender**" and "**Lenders**" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

"**License**" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Government Authority in connection with the operation, ownership or transaction of insurance, broker-dealer or investment advisory businesses or other regulated businesses.

"**Lien**" means any lien, mortgage, pledge, assignment for security, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

"**Loan**" or "**Loans**" means one or more of the Loans made by Lenders to Borrower pursuant to subsection 2.1A and shall include one or more Revolving Loans.

"**Loan Documents**" means this Agreement, the Revolving Notes and the Guaranty Agreement.

"**Loan Party**" means each of Guarantor and Borrower, and "Loan Parties" means both such Persons collectively. For greater certainty, neither Edward D. Jones & Co., L.P., nor any of its Subsidiaries shall be deemed a Loan Party hereunder.

"**Margin Stock**" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"**Material Adverse Effect**" means a material adverse effect upon (i) the business, operations, assets or condition (financial or otherwise) of Borrower or Guarantor and its Subsidiaries taken as a whole, or (ii) Guarantor's or Borrower's ability to perform its obligations under the Loan Documents, or (iii) the enforceability of the Obligations.

"**Moody's**" means Moody's Investors Service, Inc.

"**Multiemployer Plan**" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"**Notice of Conversion/Continuation**" means a notice substantially in the form of Exhibit II annexed hereto.

"**Notice of Borrowing**" means a notice substantially in the form of Exhibit I annexed hereto.

"**Obligations**" means all obligations of every nature of Borrower from time to time owed to (a) Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise or (b) to any Lender or any Affiliate of any Lender in respect of any Hedge Agreements entered into by Guarantor or any of its Subsidiaries with any such Person.

"**Officer**" means the president, the chief executive officer, a vice president, the chief financial officer, the treasurer, a general partner (if an individual), the managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

"**Officer's Certificate**", as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

"**Organizational Documents**" means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

"**Other Taxes**" means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment

made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"**Participant**" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 9.1C.

"**Partnership Capital**" means, with respect to any Person which is a partnership, such Person's partnership capital subject to mandatory redemption, net of reserves for anticipated withdrawals, as determined in accordance with GAAP.

"**PBGC**" means the Pension Benefit Guaranty Corporation or any successor thereto.

"**Pension Plan**" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"**Permitted Encumbrances**" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, and any such Lien relating to or imposed in connection with any Environmental Claim):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than thirty (30) days, or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) no foreclosure, sale or similar proceedings have been commenced;

(iii) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money, but including those to secure health, safety and environmental obligations), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

(v) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business of Guarantor or any of its Subsidiaries;

(vi) easements, covenants, conditions, restrictions, building code laws, rights-of-way, other similar encumbrances on real property and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Guarantor or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Guarantor and its Subsidiaries; and

(xii) Liens arising in the ordinary course of business in connection with the pledge of customers' assets or Securities of Guarantor or any of its Subsidiaries.

"**Person**" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

"**Potential Event of Default**" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"**Prime Rate**" means the rate that Wells Fargo at its principal office in San Francisco announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"**Proceedings**" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

"**Pro Rata Share**" means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (ii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

"**Register**" has the meaning assigned to that term in subsection 2.1D.

"**Regulation D**" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"**Release**" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

"**Requisite Lenders**" means two or more Lenders having or holding at least 66⅔% of the aggregate Revolving Loan Exposure of all Lenders; provided that the Commitment of, and the portion of the Total Utilization of Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

"**Restricted Junior Payment**" means (i) any distribution, direct or indirect, on account of any class of equity of Guarantor now or hereafter outstanding, except a distribution payable solely in such class of equity or an increase in the liquidation value of such class of equity, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity of Guarantor now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of equity of Guarantor now or hereafter outstanding.

"**Revolving Loan Commitment**" means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(i), and "**Revolving Loan Commitments**" means such commitments of all Lenders in the aggregate.

"**Revolving Loan Commitment Amount**" means, at any date, the aggregate amount of the Revolving Loan Commitments of all Lenders.

"**Revolving Loan Commitment Termination Date**" means August 22, 2010.

"**Revolving Loan Exposure**", with respect to any Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

"**Revolving Loans**" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i).

"**Revolving Notes**" means any promissory notes of Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit III annexed hereto.

"**Sarbanes-Oxley**" means the Sarbanes-Oxley Act of 2002.

"**Securities**" means any stock, shares, interests in mutual funds, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "**securities**" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"**Securities Act**" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"**Securities Account**" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

"**Securities Laws**" means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"**Solvent**", with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives, ordinary operating income and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any

contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"**Subsidiary**", with respect to any Person, means any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"**Swap Counterparty**" means a Lender or an Affiliate of a Lender that has entered into a Hedge Agreement with Guarantor or one of its Subsidiaries.

"**Tax**" or "**Taxes**" means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

"**Total Debt to Total Partnership Capital**" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such day to (ii) Partnership Capital as of such day.

"**Type**" means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

"**UCC**" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

"**Unasserted Obligations**" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

"**Wells Fargo**" has the meaning assigned to that term in the introduction to this Agreement.

"Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director's qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Guarantor and its Subsidiaries under applicable law).

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Guarantor to Lenders pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 4.3. If at any time any change in GAAP (including any change in accounting practices or reporting practices) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Guarantor, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Guarantor shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Guarantor shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 5.1(v); provided, further, that notwithstanding the foregoing, if such provision becomes applicable in calculating Partnership Capital due to a change in GAAP (including any change in accounting practices or reporting practices), then Partnership Capital shall continue to be regarded as "equity" notwithstanding any modification to Guarantor's or Borrower's balance sheet arising from such change in GAAP, and a distribution by Borrower or Guarantor from its Partnership Capital shall continue to be treated as a capital distribution by such Person and not as interest income or expense thereof.

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

E. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party's behalf and not in such Person's individual capacity.

Section 2. AMOUNTS AND TERMS OF LOANS

2.1 Loans; Making of Loans; the Register; Optional Notes.

A. Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Guarantor herein set forth, each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make revolving loans (each such loan a "**Revolving Loan**") to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used in accordance with the terms of this Agreement. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $120,000,000; provided that the amount of the Revolving Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 9.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and Borrower hereby agrees that all Revolving Loans and all other Obligations shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the total principal amount of outstanding Revolving Loans at any time exceed the Revolving Loan Commitment Amount then in effect.

B. Borrowing Mechanics. Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Whenever Borrower desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 P.M. (Chicago time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or on the proposed Funding Date (in the case of a Base Rate Loan). Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing,

Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C. **Disbursement of Funds.** All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1A (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that Type of Loan, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Revolving Loan available to Administrative Agent in same day funds not later than 1:00 P.M. (Chicago time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Revolving Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such

corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for the Type of Loan (i.e. Eurodollar Rate Loan or Base Rate Loan) requested by Borrower. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent, acting for these purposes solely as an agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrower and by each Lender, but only as to information regarding the Loans made by such Lender, upon reasonable prior notice at reasonable times) at its address referred to in subsection 9.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment and Revolving Loans of each Lender from time to time (the "**Register**"). Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans, substantially in the form of Exhibit III annexed hereto, with appropriate insertions.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "**Interest Period**") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than eight (8) Interest Periods outstanding at any time;

(vii) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $2,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 1:00 P.M. (Chicago time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by

applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 365-day year (or a 366-day year in case of a leap year) with respect to Base Rate Loans bearing interest based on the Prime Rate and otherwise a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

A. Facility Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the 0.10% of the Revolving Loan Commitment Amount, regardless of usage. The facility fee shall accrue at all times from the Closing Date to the Revolving Loan Commitment Termination Date (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in subsection 3.2 is not met, and shall be due and payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears.

B. Other Fees. Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Borrower and Administrative Agent.

2.4 Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments.

A. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Borrower may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 noon (Chicago time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty, any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv) and, in the case of Eurodollar Rate Loans, shall be subject to subsection 2.6D.

(ii) Voluntary Reductions of Revolving Loan Commitments. Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days' prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the total principal amount outstanding of the Revolving Loans at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Borrower's notice to Administrative Agent (who will promptly notify each Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrower's notice and shall reduce the amount of the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4A(iv).

(iii) Mandatory Prepayments.

(a) Borrower shall prepay the Revolving Loans to the extent necessary so that the total principal amount outstanding of the Revolving Loans shall not at any time exceed the Revolving Loan Commitment Amount then in

effect. At such time as the total principal amount outstanding of the Revolving Loans shall be equal to or less than the Revolving Loan Commitment Amount if no Event of Default has occurred and is continuing, such amount shall be released to Borrower.

(b) Upon Borrower's receipt of permanent financing relating to all or any portion of Borrower's real estate facility located at 12555 Manchester Road, St. Louis, Missouri 63131, Borrower shall prepay the Revolving Loans to the extent of any proceeds from such permanent financing.

(iv) Application of Prepayments. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to repay outstanding Base Rate Loans to the full extent thereof and then to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D. In addition, any reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4A shall be in proportion to each Lender's Pro Rata Share.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (Chicago time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of

any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

C. Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 7, all payments received by Administrative Agent, whether from Borrower or otherwise may, in the discretion of Administrative Agent, be held by Administrative Agent, and/or (then or at any time thereafter) shall be applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3C), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of Borrower, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

A. Loans. The proceeds of any Loans may be applied by Borrower for working capital or any other general corporate purposes.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. **Determination of Applicable Interest Rate.** On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each applicable Lender.

B. **Inability to Determine Applicable Interest Rate.** In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. **Illegality or Impracticability of Eurodollar Rate Loans.** In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "**Affected Lender**" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "**Affected Loans**") shall be terminated at the earlier to

occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8A, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans on a date prior to the last day of the Interest Period therefor. Breakage cost loss shall consist of an amount equal to the excess, if a positive number, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding, however, the Eurodollar Rate Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 3.2 cannot then be satisfied, to be rescinded by Borrower.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional Tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes, which shall be governed by Section 2.7B) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may reasonably determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or

reduction in amounts received or receivable hereunder. Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender's intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed Lender of such Change in Law.

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

(b) Borrower shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within 10 days after the date Administrative Agent or such Lender (as the case may be) makes written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect

thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender, if requested by Borrower or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, or

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI, or

(3) in the case of a Foreign Lender claiming the benefits of the exemption for "portfolio interest" under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Borrower or (iii) a controlled foreign corporation described in

Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Borrower and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Borrower and Administrative Agent (in such numbers of copies as shall be requested by the recipient) on or prior to the

date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by Borrower from such Lender of the statement referred to in subsection 2.8A, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender's intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8 Statement of Lenders; Obligation of Lenders to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. **Mitigation**. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending or letter of credit office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9 Replacement of a Lender.

If (i) Borrower receives a statement of amounts due pursuant to subsection 2.8A from a Lender (other than for breakage costs under subsection 2.6D), (ii) a Lender is a Defaulting Lender, (iii) a Lender (a "**Non-Consenting Lender**") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 9.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or (iv) a Lender becomes an Affected Lender (any such Lender, a "**Subject Lender**"), so long as (i) no Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, and (ii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Borrower pursuant to subsection 2.8 upon 10 days prior written notice to the Subject Lender and Administrative Agent and/or is unwilling to remedy its default upon three days prior written notice to the Subject Lender and Administrative Agent, Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 9.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 9.1B(i) shall have been paid to Administrative Agent by Borrower or the assignee, (3) all of the requirements for such assignment contained in subsection 9.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

Section 3. CONDITIONS TO LOANS

The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1 Conditions to Closing.

This Agreement shall become effective subject to prior or concurrent satisfaction of the following conditions, upon which the Closing Date shall occur:

A. Loan Documents. Guarantor and Borrower shall deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the date hereof:

(i) Copies of the Organizational Documents of Guarantor and Borrower, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of Guarantor and Borrower, together with a good standing certificate from the Secretary of State of its jurisdiction of organization dated a recent date prior to the date hereof;

(ii) Resolutions of the Governing Body of Guarantor and Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the date hereof by the secretary or similar officer of Guarantor as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of Guarantor and Borrower executing the Loan Documents;

(iv) Executed originals of the Loan Documents; and

(v) Such other documents or materials as Administrative Agent or any Lender may reasonably request.

B. Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, and Lenders, the fees payable on the date hereof referred to in subsection 2.3.

C. Representations and Warranties. Borrower shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 4 are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date).

D. Financial Statements. Lenders shall have received from Borrower (i) audited financial statements of each of Guarantor and its Subsidiaries and Borrower for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 and (ii) unaudited

consolidated financial statements of Guarantor and its Subsidiaries for the fiscal quarter ended June 27, 2008.

E. Opinions of Counsel. Lenders shall have received executed copies of the opinion of Greensfelder, Hemker & Gale, P.C., counsel for Guarantor and Borrower, in addition to any local counsel opinions reasonably requested by Agent, all dated as of the date hereof and in form and substance reasonably satisfactory to Administrative Agent.

F. Solvency Assurances. Administrative Agent and Lenders shall have received an Officer's Certificate of Borrower dated as of the date hereof as to solvency matters in form and substance reasonably satisfactory to Administrative Agent.

G. Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 is in full force and effect.

H. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and all Governmental Authorizations and consents necessary for the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

I. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

J. Letter of Intent. Administrative Agent shall have received a fully executed letter of intent, in form and substance reasonably satisfactory to Administrative Agent, from Edward D. Jones & Co., L.P. ("EDJ") indicating that EDJ will enter into a long term lease with Borrower with respect to the facility owned by Borrower and located at 12555 Manchester Road, St. Louis, Missouri 63131 sufficient to support the long term financing thereof.

K. Chapter 100 Transaction Documents. Administrative Agent shall have satisfactorily completed its legal review of the Chapter 100 Transaction documents relating to 12555 Manchester Road, St. Louis, Missouri 63131.

3.2 Conditions to Closing; All Loans.

The obligations of Lenders to make any Revolving Loans on any Funding Date are, in addition to the conditions precedent specified in subsection 3.1, subject to prior or concurrent satisfaction of the following conditions:

A. Notice of Borrowing. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

B. Representations and Warranties True; No Default; Etc. As of that Funding Date:

(i) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(ii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii) no order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

Section 4. BORROWER'S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans and to induce Lenders to purchase participations therein, Borrower represents and warrants to each Lender:

4.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri. Guarantor is a limited liability limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri. Each of Borrower and Guarantor have all requisite limited partnership or limited liability limited partnership power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each of Borrower and Guarantor is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. The Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.10.

D. Subsidiaries. All of the Subsidiaries of Guarantor as of the Closing Date and their jurisdictions of organization as of the Closing Date are identified in Schedule 4.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Guarantor is duly authorized, validly issued, fully paid and (except for any interest as a general partner) nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Guarantor is a corporation, partnership, trust or limited liability Guarantor duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite organizational power and authority to own and operate its properties and to carry on its business as now conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority would not reasonably be expected to result in a Material Adverse Effect.

4.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary organizational action on the part of each Loan Party party thereto.

B. No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Loan Party or any of its Subsidiaries, the Organizational Documents of such Loan Party or any of its Subsidiaries, or any order, judgment or decree of any court or other Government Authority binding on such Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, breach, default, Lien or failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the

transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except for any Governmental Authorization required in connection with the conduct of business of such Loan Party or any of its Subsidiaries in the ordinary course.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3 Financial Condition.

Borrower has heretofore delivered to Lenders, at Lenders' request, the audited consolidated (where applicable) balance sheets, statements of income and cash flows of each of Guarantor and its Subsidiaries and Borrower as at and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007, and the unaudited consolidated balance sheets, statements of income and cash flows of Guarantor and its Subsidiaries as at June 27, 2008. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis, where applicable) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis, where applicable) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure. Neither Guarantor nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in Guarantor's audited financial statements as of December 31, 2007 or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in Guarantor's most recent audited financial statements delivered to Lenders pursuant to subsection 5.1 or the notes thereto and that, in any such case, is required by GAAP to be reflected in such financial statements or the notes thereto and material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Guarantor or any of its Subsidiaries.

4.4 No Material Adverse Change.

Since June 27, 2008, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.5 Title to Properties; Liens; Intellectual Property.

A. Guarantor and its Subsidiaries have good and marketable title to all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7 and except for defects and

irregularities that would not reasonably be expected to result in a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. As of the Closing Date, Guarantor and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Guarantor know of any valid basis for any such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Guarantor and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.6 Litigation; Adverse Facts.

Except as set forth in Schedule 4.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Guarantor or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of its Subsidiaries or any property or assets of Guarantor or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Guarantor nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

4.7 Payment of Taxes.

Except to the extent permitted by subsection 5.3, all federal and all other material tax returns and reports of Guarantor and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Guarantor and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, unless such taxes, assessments, fees or charges are being actively contested by Guarantor or such Subsidiary in good faith and by appropriate proceedings and reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8 Governmental Regulation.

Neither Guarantor nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.9 Securities Activities.

A. Neither Guarantor nor Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. No part of the proceeds of the Loans will be used for the purpose, directly or indirectly, of buying or carrying any Margin Stock.

4.10 Employee Benefit Plans.

A. Guarantor, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. To the knowledge of Guarantor and each of its Subsidiaries, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur.

C. Except as set forth on Schedule 4.10 and except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates.

D. Neither Guarantor, any of its Subsidiaries nor any of their respective ERISA Affiliates sponsor or contribute to, nor have ever sponsored or contributed to, any Pension Plan or Multiemployer Plan.

4.11 Environmental Protection.

In the ordinary course of its business, the officers of Guarantor and its Subsidiaries consider the effect of Environmental Laws on the business of Guarantor and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Guarantor due to Environmental Laws. On the basis of this consideration, Guarantor has concluded that Environmental Laws would not reasonably be expected to have a Material Adverse Effect. Neither Guarantor nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

4.12 Solvency.

Borrower is and upon the incurrence of any Obligations by Borrower on any date on which this representation is made, will be, Solvent.

4.13 Disclosure.

No representation or warranty of any Loan Party or any of its Subsidiaries contained in the Confidential Information Memorandum dated June 2008 or in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of the Loan Parties or any of their Subsidiaries for use in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were based upon good faith estimates and assumptions believed by Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Guarantor that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.14 Foreign Assets Control Regulations, etc.

Neither the making of the Loans to Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Loan Party nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Loan Parties and their Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

4.15 No Defaults

No Potential Event of Default or Event of Default has occurred and is continuing.

Section 5. AFFIRMATIVE COVENANTS

Each of Guarantor and Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give consent, Guarantor shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 <u>Financial Statements and Other Reports.</u>

Guarantor will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Guarantor will deliver, or cause to be delivered, to Administrative Agent and Lenders:

(i) Events of Default, etc.: promptly upon any Officer of Guarantor or Borrower obtaining knowledge (A) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (B) that any Person has given any notice to Guarantor or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (C) of any condition or event that would be required to be disclosed in a current report filed by Guarantor or Borrower with the Securities and Exchange Commission on Form 8-K if Guarantor were required to file such reports under the Exchange Act, or (D) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition and what action Guarantor or Borrower has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) the consolidated balance sheets of Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, partners' equity, operations and cash flows (including all footnotes thereto) of Guarantor and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Guarantor that they fairly present, in all material respects, the financial condition of Guarantor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and together with such financial statements (a) the management's discussion and analysis incorporated in the Guarantor's Form 10Q delivered for such Fiscal Quarter or (b) if no such Form 10Q has been delivered, a narrative report describing the operations of Guarantor and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (B) the balance sheet of Borrower as at the end of such Fiscal Quarter and the related income statement (including all footnotes thereto) of Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail

and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure;

(iii) Year-End Financials: as soon as available and in any event within 100 days after the end of each Fiscal Year, (a) the consolidated balance sheets of each of Guarantor and its Subsidiaries and Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, partners' equity, operations and cash flows (including all footnotes thereto) of Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Guarantor or Borrower, as applicable, that they fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries or Borrower and its Subsidiaries, as applicable, as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, (b) a report for each of Guarantor and its Subsidiaries and Borrower and its Subsidiaries setting forth in comparative form the corresponding figures for the previous Fiscal Year, (c) the management's discussion and analysis incorporated in the Guarantor's Form 10K delivered for such Fiscal Year or if no such Form 10K has been delivered, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year and (d) in the case of all such consolidated financial statements, a report and opinion thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Guarantor or Borrower, as applicable, and reasonably satisfactory to Administrative Agent, which report and opinion shall be prepared in accordance with audit standards of the Public Guarantor Accounting Oversight Board and applicable Securities Laws unqualified as to the scope of the audit or the ability of each of Guarantor and its Subsidiaries and Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Guarantor and its Subsidiaries or Borrower and its Subsidiaries, as applicable, as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of each of Guarantor and Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Guarantor and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's

Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Guarantor or Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in subsection 6.6;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Guarantor and its Subsidiaries or of Borrower and its Subsidiaries, as applicable, delivered pursuant to subdivisions (ii) or (iii) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to subdivision (ii) or (iii) of this subsection 5.1 following such change, consolidated financial statements of Guarantor and its Subsidiaries or of Borrower and its Subsidiaries, as applicable, for the current Fiscal Year to the effective date of such change, prepared on a pro forma basis as if such change had been in effect during such periods, together with, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards or attorney-client privilege), copies of all reports submitted to Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Guarantor and its Subsidiaries and Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Guarantor or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (b) all press releases and other statements made available generally by Guarantor or any of its Subsidiaries to the public concerning material developments in the business of Guarantor and its Subsidiaries, taken as a whole;

(viii) Litigation or Other Proceedings: promptly upon any Officer of Guarantor or Borrower obtaining knowledge of (a) the institution of, or non-frivolous threat of, any Proceeding against or affecting Guarantor or any of its Subsidiaries or any property or assets of Guarantor or any of its Subsidiaries not previously disclosed in writing by

Guarantor or Borrower to Lenders or (b) any material development in any Proceeding that, in any case:

(x) if adversely determined, after giving effect to the coverage and policy limits of insurance policies issued to Guarantor and its Subsidiaries, would reasonably be expected to result in a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making, securing or repayment of the Obligations hereunder or the application of proceeds thereof;

written notice thereof together with such other information as may be reasonably available to Guarantor or Borrower to enable Lenders and their counsel to evaluate such matters;

(ix) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(x) ERISA Notices: with reasonable promptness, copies of all notices received by Guarantor or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event;

(xi) Insurance: as soon as practicable after any material change in insurance coverage maintained by Guarantor and its Subsidiaries, notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Guarantor, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Guarantor and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Guarantor (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement);

(xiii) Other Information: with reasonable promptness, such other information and data with respect to Guarantor or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

5.2 Existence, etc.

Except as permitted under subsection 6.7, Guarantor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Guarantor nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body

of Guarantor or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Guarantor or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.

5.3 Payment of Taxes and Claims.

Guarantor will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the assets of Guarantor or its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such assets to satisfy such charge or claim or is otherwise permitted by this Agreement.

5.4 Maintenance of Properties; Insurance.

A. Maintenance of Properties. Guarantor will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Guarantor and its Subsidiaries (including all material Intellectual Property).

B. Insurance. Guarantor will maintain or cause to be maintained, with financially sound and reputable insurers (or through self-insurance arrangements), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Guarantor and its Subsidiaries in a manner consistent with past practice.

5.5 Inspection Rights; Books and Records.

Guarantor shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or any Lender party hereto as of the Closing Date (and, during the continuance of an Event of Default, any Lender) to visit and inspect any of the properties of Guarantor or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Guarantor may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default. Guarantor shall, and shall cause each of its Subsidiaries to maintain, books and records, in such detail, form and scope as is consistent with good business practice.

5.6 **Compliance with Laws, etc.**

Guarantor shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

5.7 **Environmental Matters**

Guarantor will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such non-compliance which, singly or in the aggregate, will not have a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any non-compliance with the provisions thereof will not have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any non-compliance that will not have a Material Adverse Effect;

(b) immediately notify the Administrative Agent and provide copies upon receipt of all written inquiries from any local, state or federal governmental agency, claims, complaints or notices relating to the condition of its facilities and properties or compliance with Environmental Laws which will have a Material Adverse Effect, and shall promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating to material compliance with Environmental Laws the result of which, if not contested by Guarantor or such Subsidiary, would have a Material Adverse Effect; and

(c) provide such non-confidential information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this subsection 5.7.

Section 6. NEGATIVE COVENANTS

Each of Guarantor and Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give consent, Guarantor shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 **Indebtedness.**

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Borrower and Guarantor may become and remain liable with respect to the Obligations;

(ii) Guarantor and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Guarantor may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary may become and remain liable with respect to Indebtedness to Guarantor or any other Subsidiary;

(iv) Guarantor and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 6.1 hereto, together with any refinancing, refunding, renewal, modification, extension or replacement thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, modification, extension or replacement, except for (A) any premium or other amount paid and fees and expenses reasonably incurred in connection with, such refinancing, refunding, renewal, modification, extension or replacement, (B) any commitment unutilized thereunder, and (C) any amount otherwise permitted under clause (vi) below (subject to the terms set forth therein);

(v) Guarantor and its Subsidiaries may become and remain liable with respect to any Hedge Agreement to the extent such Hedge Agreement arises in the ordinary course of business and is not entered into for speculative purposes; and

(vi) Guarantor and any Subsidiary may become and remain liable with respect to any other Indebtedness provided no Event of Default has occurred and is continuing or would arise as a result thereof (as determined, in respect of subsection 6.6, on a pro forma basis as of the date of the financial statements of Guarantor or Borrower, as applicable, most recently delivered hereunder).

6.2 Liens and Related Matters.

A. Prohibition on Liens. Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind (including any document or instrument in respect of goods or accounts receivable) of Guarantor or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens described in Schedule 6.2 hereto, including the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the replacement, extension or renewal of the Indebtedness secured thereby

(without any increase in the amount thereof except for any premium or other amount paid and any fees and expenses reasonably incurred in connection with such refinancing and by an amount equal to any existing commitments not utilized thereunder to the extent permitted under subsection 6.1);

(iii) Liens securing obligations in Hedge Agreements entered into pursuant to subsection 6.1(v);

(iv) Liens on any property or assets existing at the time such property or asset was acquired (including Liens on the property or assets of any Person that becomes a Subsidiary of Guarantor that existed at the time such Person became a Subsidiary by acquisition, merger, consolidation or otherwise), which Liens were not created in contemplation of such acquisition; provided that (i) such Liens shall not extend to or cover any property or assets of any character other than after acquired property affixed thereto or incorporated therein and any proceeds or products thereof and (ii) such Liens shall secure only those obligations which such Liens secured on the date of such acquisition; provided that the aggregate amount of the obligations secured by Liens permitted pursuant to this Section 6.2(A)(iv) and Section 6.2(A)(v) shall not exceed ten percent (10%) of Partnership Capital;

(v) Liens in respect of purchase money and Capital Lease obligations (excluding any Chapter 100 Transaction obligations) upon or in any real property or equipment acquired or held by Guarantor or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment; provided that (i) such Liens shall not extend to or cover any property or assets of any character other than the property or equipment being financed after acquired property affixed thereto or incorporated therein and any proceeds or products thereof, (ii) the Indebtedness secured by such Liens shall be permitted under subsection 6.1 and (iii) the aggregate amount of Indebtedness secured by Liens permitted pursuant to Section 6.2(A)(iv) and this Section 6.2(A)(v) shall not exceed ten percent (10%) of Partnership Capital;

(vi) Liens on any real property securing Indebtedness in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property directly securing such Indebtedness, any after acquired property affixed thereto or incorporated therein and any proceeds or products thereof, (ii) the Indebtedness secured by such Liens shall be permitted under subsection 6.1 and (iii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of Guarantor or such Subsidiary (other than such real property directly securing such Indebtedness) if Guarantor or such subsidiary fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in "non-recourse" real estate transactions;

(vii) Liens arising in connection with any Chapter 100 Transaction; and

(viii) other Liens securing up to $50,000,000 of Indebtedness at any one time outstanding.

B. No Further Negative Pledges. Neither Guarantor nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than (i) any agreement evidencing Indebtedness secured by Liens permitted by this Agreement, as to the assets securing such Indebtedness, (ii) any agreement evidencing an asset sale, as to the assets being sold, and (iii) any agreement entered into in connection with a private placement of Indebtedness by Edward Jones & Co., L.P. or any of its Subsidiaries, as to the pledge of more than fifty percent (50%) of the Securities owned by such Persons which secure certain "Street Loans" (as defined therein) with a maturity of between one and five years.

C. No Restrictions on Subsidiary Distributions to Guarantor or Other Subsidiaries. Guarantor will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Guarantor or any other Subsidiary of Guarantor, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Guarantor or any other Subsidiary of Guarantor, (iii) make loans or advances to Guarantor or any other Subsidiary of Guarantor, or (iv) transfer any of its property or assets to Guarantor or any other Subsidiary of Guarantor, except in each case (a) as provided in this Agreement, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) as required by law and (d) as to any restriction with respect to clause (i) above, contained in any agreement entered into in connection with a private placement of Indebtedness by Edward D. Jones & Co., L.P. or any of its Subsidiaries.

6.3 Investments; Acquisitions.

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i) Guarantor and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) Guarantor and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Guarantor, and Guarantor and any Wholly-Owned Subsidiary may make and own additional equity Investments in any such Wholly-Owned Subsidiary or any other Wholly-Owned Subsidiary;

(iii) Guarantor and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iii);

(iv) Guarantor and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 6.3 annexed hereto;

(v) Guarantor and its Subsidiaries may acquire, in a single transaction or series of related transactions (a) all or substantially all of the assets or a majority of the outstanding Securities entitled to vote in an election of members of the Governing Body of a Person incorporated or organized in the United States of America or (b) any division, line of business or other business unit of a Person that is incorporated or organized in the United States of America (such Person or such division, line of business or other business unit of such Person being referred to herein as the **"Target"**), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by Guarantor and its Subsidiaries pursuant to subsection 6.11, so long as (1) no Event of Default or Potential Event of Default shall then exist or would exist after giving effect thereto, (2) Guarantor delivers an Officer's Certificate demonstrating that, after giving effect to such acquisition and any financing thereof on a pro forma basis as if such acquisition had been completed on the first day of the four Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 5.1(ii) (such last day, the "test date"), Guarantor and its Subsidiaries would have been in compliance with each of the financial covenants set forth in subsection 6.6, (3) Guarantor delivers a Compliance Certificate for any acquisition for which total consideration to be paid is in excess of $100,000,000 demonstrating that Guarantor and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth in subsection 6.6, and (4) such acquisition shall not be a "hostile" acquisition and shall have been approved by the Governing Body and/or shareholders of the Guarantor or such Subsidiary, as applicable, and Target;

(vi) Guarantor and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 6.7;

(vii) Guarantor and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Guarantor or any of its Subsidiaries or as security for any such Indebtedness or claim; and

(viii) Guarantor and its Subsidiaries may make and own Investments in Securities, whether purchased and held for resale to customers or for such Person's own investment purposes, in the ordinary course of business and consistent with past practice;

(ix) Guarantor and its Subsidiaries may (i) make advances of payroll payments in the ordinary course of business, and (ii) make advances to officers, directors and employees of Guarantor or any of its Subsidiaries in the ordinary course of business;

(x) Guarantor and its Subsidiaries may make Investments in Hedge Agreements to the extent such Hedge Agreements arise in the ordinary course of business and are not entered into for speculative purposes; and

(xi) Guarantor and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed ten percent (10%) of Partnership Capital.

6.4 Contingent Obligations.

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Guarantor and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(ii) Guarantor and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of (a) any Indebtedness of Guarantor or any of its Subsidiaries permitted by subsection 6.1 or (b) any other liability of Guarantor or any of its Subsidiaries incurred in a transaction that is not prohibited by this Agreement or any of the Loan Documents;

(iii) Guarantor and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto; and

(iv) Guarantor and its Subsidiary may become and remain liable with respect to Contingent Obligations permitted by and counted against the amount permitted by subsection 6.1(vi).

6.5 Restricted Junior Payments.

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment so long as any Event of Default (as determined in respect of Section 6.6) shall have occurred and be continuing or shall be caused thereby; provided, however, that notwithstanding the occurrence and continuance of an Event of Default, Guarantor shall be permitted to make and/or pay (i) distributions to its partners in order for each of them to pay any and all foreign, federal, state or local income, employment and/or other taxes arising with respect to the income, gains or profits of Guarantor and its Subsidiaries (assuming that each such partner is in the highest marginal rate for each taxing jurisdiction), (ii) distributions to fund the repayment of principal and interest on loans incurred by the partners to make their respective capital contributions, (iii) salaries to the partners, (iv) guaranteed payments to limited partners, (v) amounts necessary to redeem a partners' partnership interest in Guarantor as and when permitted or required by Guarantor's limited liability limited partnership agreement and (vi) distributions to its partners in an amount not to exceed $5,000,000 in order to pay other amounts owing to such partners, in the ordinary course of business and consistent with past practice.

6.6 Financial Covenants.

A. Minimum Interest Coverage Ratio. Borrower shall not permit its Interest Coverage Ratio for any Computation Period to be less than 1.20 to 1.00.

B. Minimum Partnership Capital. Guarantor shall maintain Partnership Capital at all times equal to at least $1,100,000,000.

C. Maximum Debt to Total Partnership Capital. Guarantor shall maintain at all times a ratio of Total Debt to Total Partnership Capital of not more than 50%.

6.7 Restriction on Fundamental Changes; Asset Sales.

A. Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of any Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Guarantor may be merged with or into Guarantor or any Wholly-Owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Guarantor or any Wholly-Owned Subsidiary; provided that, in the case of such a merger, Guarantor or such Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(ii) Guarantor and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iii) Guarantor and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv) Guarantor and its Subsidiaries may make Asset Sales of assets having a fair market value in an aggregate amount not to exceed 10% of Partnership Capital;

(v) Guarantor or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vi) Guarantor may enter into and consummate any Chapter 100 Transactions; and

(vii) any Person may be merged with or into Guarantor or any Subsidiary if the acquisition of the Capital Stock of such Person by Guarantor or such Subsidiary would have been permitted pursuant to subsection 6.2; provided that (a) in the case of Guarantor, Guarantor shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

B. Guarantor shall not change its governance structure from that in effect on the date hereof.

6.8 Transactions with Affiliates.

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service) of any kind with any Affiliate of Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Guarantor or such Subsidiary as would be obtainable by Guarantor or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction will not apply to (i) transactions between or among the Guarantor and any of its Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (ii) the payment of reasonable fees and out-of-pocket costs to directors, (iii) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of officers and employees of the Guarantor or its Subsidiaries, and (iv) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock option plans and stock ownership plans approved by the Guarantor; provided, that all payments or issuances made pursuant to subsections (ii), (iii) and (iv) hereof are made in the ordinary course of business and are consistent with past practice.

6.9 Sale and Lease-Backs.

Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (including a Capital Lease), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that Guarantor or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Guarantor or any of its Subsidiaries); provided that (i) Guarantor and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Guarantor or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 6.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and (ii) Borrower may enter into the transactions contemplated by clause (vi) of Subsection 6.7.

6.10 Conduct of Business.

From and after the Closing Date, Guarantor shall not, and shall not permit any of its Subsidiaries to, engage in any businesses that are material to Guarantor and its Subsidiaries, taken as a whole, other than the businesses engaged in by Guarantor and its Subsidiaries on the Closing Date (including, but not limited to, the retail financial services business), and businesses reasonably related, complementary, ancillary or incidental thereto.

6.11 **Fiscal Year.**

Guarantor and its Subsidiaries shall not change their Fiscal Year-end from December 31.

Section 7. EVENTS OF DEFAULT

If any of the following conditions or events ("**Events of Default**") shall occur:

7.1 **Failure to Make Payments When Due.**

Failure by Borrower to pay any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three Business Days after the date due; or

7.2 **Default in Other Agreements.**

(i) Failure of Guarantor or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1) or Contingent Obligations with an aggregate principal amount of $15,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by Guarantor or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (with all notices provided for therein having been given and all grace periods provided for therein having lapsed, such that no further notice or passage of time is required in order for such holders or such trustee to exercise such right, other than notice of their or its election to exercise such right); or

7.3 **Breach of Certain Covenants.**

Failure of either Guarantor or Borrower to perform or comply with any term or condition contained in subsections 2.5, 5.1(i) or 5.2 or Section 6 of this Agreement; or

7.4 **Breach of Warranty.**

Any representation, warranty or certification made by Guarantor or any of its Subsidiaries in any Loan Document or in any certificate at any time given by Guarantor or any of

its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5 Other Defaults Under Loan Documents.

Guarantor or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to or covered in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after receipt by Guarantor or such Subsidiary of notice from Administrative Agent or any Lender of such default; or

7.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Guarantor or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against Guarantor or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over Guarantor or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Guarantor or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Guarantor or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Guarantor or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Guarantor or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Guarantor or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Guarantor or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Guarantor or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9 Dissolution.

Any order, judgment or decree shall be entered against Guarantor or any of its Subsidiaries decreeing the dissolution or split up of Guarantor or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10 Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or would reasonably be expected to result in a Material Adverse Effect; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans to which Guarantor or any of its Subsidiaries has contributed (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or

7.11 Change in Control.

A Change in Control shall have occurred; or

7.12 Invalidity of Loan Documents; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (ii) Guarantor or Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof;

7.13 Environmental Remediation.

Guarantor or any of its Subsidiaries shall be responsible for the remediation, removal, clean up or abatement of any Hazardous Materials where the estimated cost associated with such remediation, removal, clean up or abatement would reasonably be expected to result in a Material Adverse Effect;

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 8. ADMINISTRATIVE AGENT

8.1 Appointment.

Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and none of Guarantor or any of its Subsidiaries shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Guarantor or any of its Subsidiaries.

8.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Guarantor or any of its Subsidiaries to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any

Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Guarantor and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Guarantor and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Guarantor and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions,

judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from Administrative Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the reasonable discretion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5 Resignation of Administrative Agent and Successor Administrative Agent.

Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent which shall be reasonably acceptable to Guarantor (whose consent will not be unreasonably withheld or delayed) provided no Event of Default has occurred and is continuing. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent's notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 8.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Administrative Agent's resignation hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

8.6 Guaranty.

Each Lender (which term shall include, for purposes of this subsection 8.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Guaranty Agreement as beneficiary and to be the agent for

and representative of Lenders under the Guaranty Agreement, and each Lender agrees to be bound by the terms of the Guaranty Agreement; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Guaranty Agreement or (ii) release Guarantor from its obligations under the Guaranty Agreement, in each case without the prior consent of all Lenders. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies under the Guaranty Agreement may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof.

8.7 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Guarantor or any of the Subsidiaries of Guarantor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 9.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9. MISCELLANEOUS

9.1 Successors and Assigns; Assignments and Participations in Loans.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 9.1). Neither Borrower's rights nor obligations hereunder nor any interest therein may be assigned or delegated by Guarantor without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 and in increments of $1,000,000 in excess of that amount, unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), provided that simultaneous assignments to or by two or more related Funds shall be treated as one assignment for purposes of this clause (a), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and any assignment of all or any portion of a Revolving Loan Commitment or Revolving Loan shall be made only as an assignment of the same proportionate part of the assigning Lender's Revolving Loan Commitment or Revolving Loans, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not already be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including forms, certificates or other information in compliance with subsection 2.7B(iv) and (d), except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Borrower, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it

pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Revolving Notes, if any, to Administrative Agent for cancellation, and thereupon new Revolving Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 9.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 9.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

(iii) Deemed Consent by Borrower. If the consent of Borrower to an assignment or to an Eligible Assignee is required hereunder, Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower on or prior to such fifth Business Day.

C. **Participations.** Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent

and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 9.1C, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 9.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7A than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower's prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iv) as though it were a Lender.

D. Pledges and Assignments. Any Lender may, without the consent of Administrative Agent or Borrower, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation (A) any pledge or assignment to secure obligations to any Federal Reserve Bank and (B) in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to pledgees under subsection 9.1D, assignees and participants (including prospective assignees and participants), in each case subject to subsection 9.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

9.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent, including reasonable fees, expenses and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (ii) all other reasonable and documented costs and expenses incurred by the Administrative Agent in connection with the syndication of the Commitments; (iii) all reasonable and documented costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and reasonable fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel at any time when an Event of Default has occurred and is continuing, relating to efforts to evaluate or assess Guarantor or any of its Subsidiaries and its business or financial condition; and (iv) all reasonable and documented costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the "**Indemnitees**"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, "**Indemnified Liabilities**" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages) penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules

or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Guarantor or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding (i) trust accounts, (ii) any asset, Security or other property right of Guarantor or any of its Subsidiaries held solely as a fiduciary or otherwise for the benefit of another Person and (iii) any other asset, Security or account restricted by applicable law or regulation including, without limitation, Rule 15c3-3, Rule 8c-1 or Rule 15c2-1 of the Securities Exchange Commission) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Guarantor and each of its Subsidiaries against and on account of the Obligations of Borrower or any of its Subsidiaries to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and

owing to that Lender hereunder or under the other Loan Documents (collectively, the "**Aggregate Amounts Due**" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 9.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 9.1B. Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 9.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

9.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Revolving Notes, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan (but not the date of any scheduled installment of principal), (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder, (4) extend the Revolving Commitment Termination Date, or (5) change in any manner the provisions of subsection 2.4B to provide that Lenders will not share pro rata in reductions of the Revolving Loan Commitment Amount;

(ii) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change the provisions of subsection 2.4B(iii) to provide that Lenders will not share pro rata in payments, (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (4) increase the maximum duration of Interest Periods permitted hereunder, (5) release the Guarantor from its obligations under the Guaranty Agreement, other than in accordance with the terms of the Loan Documents, or (6) change in any manner or waive the provisions contained in subsection 2.4A(iii), subsection 7.1, subsection 9.5 or this subsection 9.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note; (ii) of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent; and (iii) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

9.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8 Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the

United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and notices to any Lender under Section 2 shall not be effective until received. For the purposes hereof, the address of Guarantor, Borrower and Administrative Agent shall be as set forth on Schedule 9.8 and the address of each other Lender shall be as set forth on its Administrative Questionnaire or (i) as to Guarantor, Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 5.1. Administrative Agent, Guarantor or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

B. Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in 'PDF' format by electronic mail; provided, however, that after the Closing Date no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have a binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Guarantor, Borrower, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

9.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Guarantor and Borrower set forth in subsections 2.6D, 2.7, 9.2, 9.3, 9.4, 9.17 and 10.18 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 9.5 and 9.18 shall survive the payment of the Obligations and the termination of this Agreement.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12 Severability.

In case any provision in or obligation under this Agreement or the Revolving Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13 Obligations Several; Independent Nature of Lenders' Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 8.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

9.14 Release of Security Interest or Guaranty.

A. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by subsection 9.6) to take any action requested by Guarantor having the effect of releasing the Guaranty Agreement (i) to the extent necessary to permit consummation of any proposed sale or other disposition of assets not prohibited by any Loan Document or that has been consented to in accordance with subsection 9.6 or (ii) under the circumstances described in subsection 9.14B below.

B. At such time as the Loans and the other Obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements and Unasserted Obligations) shall have been paid in full, the Commitments have been terminated, the Guaranty Agreement and all obligations (other than those expressly stated to survive such termination) of Administrative Agent and Guarantor under the Guaranty Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

9.16 Construction of Agreement; Nature of Relationship.

Guarantor and Borrower acknowledge that (i) they have been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) they have had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Guarantor or Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Guarantor and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

9.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. BY EXECUTING AND DELIVERING THIS AGREEMENT,

GUARANTOR AND BORROWER, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY

(I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST GUARANTOR OR BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(IV) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 9.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER ILLINOIS LAW OR OTHERWISE.

9.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/GUARANTOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. **THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.** In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for

handling confidential information of this nature, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, and legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 9.19, to (i) any pledgee under subsection 9.10, any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 9.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; <u>provided</u> that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and <u>provided</u>, <u>further</u> that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary "tombstone" advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

9.20 <u>Counterparts; Effectiveness</u>.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.21 USA Patriot Act.

Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "**Act**"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

9.22 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures Administrative Agent could purchase the specified currency with such other currency at any of Administrative Agent's offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or Administrative Agent, as the case may be, in the specified currency, Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceed (a) the sum originally due to any Lender or Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 9.5, each Lender or Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

EDJ LEASING CO., L.P.

By: ______________________

Title: TREASURER
LHC Inc.

For purposes of Sections 5 and 6 hereof only:

GUARANTOR:

THE JONES FINANCIAL COMPANIES L.L.L.P.

By: ______________________

Title: GENERAL PARTNER

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By: ______________________

Title: SENIOR VICE PRESIDENT

SUNTRUST BANK

By: ______________________

Title: ______________________

U.S. BANK NATIONAL ASSOCIATION

By: ______________________

Title: ______________________

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:______________________________

Title: ______________________________

SUNTRUST BANK

By: E. Matthew Schaaf IV

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: ______________________________

Title:______________________________

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By: ______________________

Title: ______________________

SUNTRUST BANK

By: ______________________

Title: ______________________

U.S. BANK NATIONAL ASSOCIATION

By: Christopher M Loeing

Title: Vice President

EXHIBIT I

FORM OF NOTICE OF BORROWING

[BORROWER LETTERHEAD]

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
[Insert Bank Address
Attn: Name and fax number]

Re: Credit Agreement dated as of August 22, 2008 among EDJ Leasing Co., L.P. (the "Borrower"), The Jones Financial Companies, L.L.L.P., the financial institutions listed therein as lenders and Wells Fargo Bank, National Association, as Administrative Agent (the "Credit Agreement")

Pursuant to Section 2.1 of the Credit Agreement, the Borrower hereby gives notice of its request for a borrowing as follows:

Date of Borrowing:	[Date]
Requested Amount:	[Amount]
Lender:	[Lenders]
Type of Loan:	Revolving Loan
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]

Please deliver the borrowing amount of $____________ to the following account of the Borrower:

[Insert Borrower's bank account delivery instructions based on Currency]

The undersigned Officer, to the best of his knowledge, and Borrower certify that no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

If you have any questions regarding this transaction please contact the undersigned as soon as possible.

Sincerely,

[Certifying Officer]
[Title]

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

[BORROWER LETTERHEAD]

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
[Insert Bank Address
Attn: Name and fax number]

Re: Credit Agreement dated as of August 22, 2008 among EDJ Leasing Co., L.P. (the "Borrower"), The Jones Financial Companies, L.L.L.P., the financial institutions listed therein as lenders and Wells Fargo Bank, National Association, as Administrative Agent (the "Credit Agreement")

Pursuant to Section 2.2 D of the Credit Agreement, the Borrower hereby gives notice of its request for a conversion/continuation as follows:

Description of outstanding Loan:

Maturity Date:	[Date if applicable]
Amount:	[Amount]
Type of Loan:	Revolving Loan

Description of new Loan(s):

Date:	[Date]
Requested Amount:	[Amount]
Type of Request:	[Continuation or Conversion]
Interest Rate Option:	[Base Rate Loan or Eurodollar Rate Loan]
Interest Period:	[For Eurodollar Rate Loan: Duration of Interest Period]
Maturity Date:	[Date if applicable]

Borrower will wire funds for [both the paydown in principal of [amount] plus] interest of [amount] for value [Date] to:

[Insert Administrative Agent bank account delivery instructions]

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Borrower certifies that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

If you have any questions regarding this transaction please contact the undersigned as soon as possible.

Sincerely,

[Certifying Officer]
[Title]

EXHIBIT III

[FORM OF] REVOLVING NOTE

EDJ LEASING CO., L.P.

$______________________[1] ______________________[2]

[Issuance date]

FOR VALUE RECEIVED, EDJ LEASING CO., L.P. ("**Borrower**"), promises to pay to ______________[3] ("**Payee**") or its registered assigns, the lesser of (x) ______________________[4] ($[____________________[1]]) and (y) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of August 22, 2008 by and among Borrower, The Jones Financial Companies, L.L.L.P., the financial institutions listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the "**Credit Agreement**", the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Borrower's "Revolving Notes" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

[1] Insert amount of Lender's Revolving Loan commitment in numbers
[2] Insert place of delivery Note.
[3] Insert Lender's name in capital letters.
[4] Insert amount of Lender's Revolving Loan Commitment in words.

affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Borrower as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Borrower promises to pay all costs and expenses, including reasonable and documented attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

EDJ LEASING CO., L.P.

By: ______________________________

Title: ______________________________

TRANSACTIONS
ON
REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT IV

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) We are the duly elected [Title] of EDJ Leasing Co., L.P. ("Borrower") and [Title] of The Jones Financial Companies, L.L.L.P. ("Guarantor");

(2) We have reviewed the terms of that certain Credit Agreement dated as of August 22, 2008, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the "**Credit Agreement**", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among EDJ Leasing Co., L.P., The Jones Financial Companies, L.L.L.P., the financial institutions listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of [Borrower/Guarantor] and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Borrower/Guarantor] has taken, is taking, or proposes to take with respect to each such condition or event:

____]

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of ______________, ____ pursuant to subsection 5.1(iv) of the Credit Agreement.

EDJ LEASING CO., L.P.

By: ________________________________

Title:_______________________________

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By: ________________________________

Title:_______________________________

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ___________, ____ and pertains to the period from ___________, ____ to ___________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.	**Minimum Interest Coverage Ratio (as of ___________)**		
	1.	Consolidated EBITDA:	$__________
	2.	Add: unrestricted Cash and Cash Equivalents	$__________
	3.	Total	$__________
	4.	Consolidated Interest Expense:	$__________
	5.	Interest Coverage Ratio (3):(4)	$__________
	6.	Minimum ratio permitted under subsection 6.6A:	1.20 to 1:00
		Compliance (Yes/No)	__________
B.	**Minimum Partnership Capital** (as of ____________, ____)		
	1.	Partnership Capital:	$__________
	2.	Minimum permitted under subsection 6.6B:	$1,100,000,000
		Compliance (Yes/No)	__________
C.	**Maximum Total Debt To Total Partnership Capital** (as of ____________, ____)		
	1.	Consolidated Total Debt:	$__________
	2.	Total Partnership Capital of Borrower:	$__________
	3.	Ratio (1):(2):	__________%
	4.	Maximum ratio permitted under subsection 6.6C:	0.50 to 1.00
		Compliance (Yes/No)	__________

EXHIBIT V

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "**Assignment**") is dated as of the Effective Date set forth below and is entered into by and between *[Insert name of Assignor]* (the "**Assignor**") and *[Insert name of Assignee]* (the "**Assignee**"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the "**Credit Agreement**"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (the "**Assigned Interest**"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________ [and is an Affiliate/Approved Fund[1]]

3. Borrower: EDJ Leasing Co., L.P.

4. Administrative Agent: Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

5. Credit Agreement The $120,000,000 Credit Agreement dated as of August 22, 2008 among Borrower, The Jones Financial Companies, L.L.L.P., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

---

[1] Select as applicable.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Loan Commitment	$____________	$____________	__________%

Effective Date: ____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:______________________________
Title:

[Consented to:]

EDJ LEASING CO., L.P.

By:______________________________
Title:

---

[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ANNEX 1

EDJ LEASING CO., L.P.
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "**Loan Documents**"), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.[1]

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

---

[1] Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: "From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves."

EXHIBIT V

GUARANTY

SCHEDULE 2.1

LENDERS' COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
Wells Fargo Bank, National Association	$40,000,000	33 ⅓%
SunTrust Bank	$40,000,000	33 ⅓%
U.S. Bank National Association	$40,000,000	33 ⅓%
TOTALS	$120,000,000	100%

SCHEDULE 4.1


The Jones Financial Companies, L.L.L.P.
(A MO Limited Liability Limited Partnership)
Individual General & Limited Partners
99% Limited Partner Interest
100% Wholly-Owned Subsidiary
100% Wholly-Owned Subsidiary
100% Wholly-Owned Subsidiary
99% Limited Partner Interest
EDJ Holding Company, Inc.
(A MO Corp.)
Edward Jones Trust Company
(a Federal Chartered Savings Association)
1% General Partner Interest
EDJ Leasing Co., L.P.
(A MO Ltd. Ptnp.)
1% General Partner Interest
LHC, Inc.
(A MO Corp.)
99% Limited Partner Interest
Edward D. Jones & Co., L.P.
(A MO Limited Partnership)
The Registered Broker/Dealer
Edward Jones
(An Ont. Ltd. Ptnp.)
100% Wholly-Owned Subsidiary
99% Limited Partner Interest
100% Wholly-Owned Subsidiary
Edward Jones Insurance Agency
(An Ont. Ltd. Ptnp.)
1% General Partner Interest
Edward D. Jones & Co. Agency Holding Co. Inc.
(A Cdn. Corp.)
1% General Partner Interest
Edward D. Jones & Co. Canada Holding Co., Inc.
(a Cdn. Corp.)
100% Wholly-Owned Subsidiary
Edward Jones Insurance Agency (Quebec) Inc.
(A Cdn. Corp.)
100% Wholly-Owned Subsidiary
Edward Jones Limited
100% Wholly-Owned Subsidiary
Edward Jones Nominees Limited
Other Subsidiaries and Affiliates

Maintained by: Louis Branz and Yvonne Gnau
Last Revised April 1, 2008


Edward D. Jones & Co., L.P.
(A MO Limited Partnership)
The Registered Broker/Dealer
Other Subsidiaries And Affiliates Continued from Previous Page
100% Wholly-Owned Subsidiary
99% Limited Partner Interest
100% Wholly-Owned Subsidiary
EJ Mortgage, L.L.C.
(A MO Ltd. Liability Company)
Conestoga Securities Inc.
(A MO Corp.)
1% General Partner Interest
100% Wholly-Owned Subsidiary
Passport Research Ltd.
49.5% Ltd Partner Interest
EDJ Ventures Ltd.
(A MO Ltd. Ptnp.)
99% Limited Partner Interest
CIP Management, Inc.
CIP Management, L.P..
1% General Partner Interest
99% Ownership Interest
100% Ownership Interest
Edward Jones Insurance Agency of Massachusetts, LLC
Edward Jones Insurance Agency Holding, LLC
Edward Jones Insurance Agency of New Mexico, LLC
1% Ownership Interest
California Agency Holding, LLC
1% Ownership Interest
Edward Jones Insurance Agency of California, LLC
99% Ownership Interest

Maintained by: Louis Branz and Yvonne Gnau
Last Revised April 1, 2008

Schedule 4.6 Legal Proceedings

None

SCHEDULE 4.10
Certain Benefits to Former Employees

Long Service Plan – Pre 65 Retiree Medical

Edward Jones associates who are no longer eligible to participate in the Medical/Rx plan because of a change in status to part time or due to termination of employment, and who have met the "Rule of 70" are eligible to apply for an extension of medical coverage beyond their COBRA continuation period (generally 18 months). This extension is called the Long Service Plan (LSP). To be eligible for the LSP, the associate must participate in the COBRA plan for the full continuation period.

Rule of 70: Associates who, at the time their coverage would regularly end, are at least 55 years of age, and whose age and years of service added together equal at least 70 are eligible for the extension of coverage.

When Coverage Begins

Eligible associates must apply for the LSP before the end of the regular COBRA continuation period. The LSP would begin the day after COBRA coverage ends. The LSP benefits may not be the same coverage level that the associate had while an active employee. Associates pay the full cost of coverage for the LSP.

When Coverage Ends

Coverage for associates under the LSP ends when the former associate turns age 65 or until eligible for Medicare, whichever occurs first. At that time, spouses and eligible dependents will be permitted to continue coverage on an individual basis until they turn age 65 or until eligible for Medicare, whichever occurs first.

Schedule 6.1 Certain Existing Indebtedness

Edward D. Jones & Co., L.P. – Subordinated Debt

Issued 1996, $94.5 million, 8.18% due 9/1/2008, $10.5 million outstanding
Issued 1999, $75 million, 7.51-7.79% due 8/15/2005-8/15/2011, $14.8 million outstanding
Issued 2002, $250 million, 7.33% due 6/12/2014, $250 million outstanding

Edward D. Jones & Co., L.P. – Guaranty

Royal Bank of Scotland, £2,000,000	Line of credit
Wells Fargo Bank N.A., $1,000,000 (any one day) $3,000,000 (total net outstanding)	UK foreign exchange exposure

Edward D. Jones & Co., L.P. – Letters of Credit

Royal Caribbean Cruises, Ltd. (RCCL), $1,112,400, expiring 9/18/2008, issued by Wells Fargo Bank N.A.

Edward D. Jones & Co., L.P. – Overnight Lines of Credit*

Bank	Limit	Current Outstanding
Bank of America	$175,000,000	$0
Bank of New York	$205,000,000	$0
BNP Paribas	$175,000,000	$0
Commerce Bank	$20,000,000	$0
Harris Bank	$50,000,000	$0
JP Morgan Chase	$150,000,000	$0
Northern Trust	$65,000,000	$0
Suntrust	$75,000,000	$0
U.S. Bank	$150,000,000	$0
Wells Fargo	$50,000,000	$0
PNC Bank	$50,000,000	$0

* Lines of credit are available for overnight borrowing in the course of ordinary business.

EDJ Leasing Co., L.P. – Mortgage

Office Building: 8333 South River Parkway, Tempe, Arizona 85284, $13.1 million, 15-year, 7.28%, $9,471,928.63 outstanding, Issued 4/27/2002, due 2017 financed by Farm Bureau Financial Services

Schedule 6.2 Certain Existing Liens

EDJ Leasing Co., L.P. – Mortgage

Office Building: 8333 South River Parkway, Tempe, Arizona 85284, $13.1 million, 15-year, 7.28%, $9,471,928.63 outstanding, financed by Farm Bureau Financial Services

EDJ Leasing Co., L.P. – UCC-1 Financing Statement No. 20020064097J filed with the Missouri Secretary of State, as continued

Debtor's right in and to ASU Research Park Lease dated 1/12/95, as amended by Amendment to ASU Research Park Lease and Agreement for Use of Common Driveway dated 1/12/95, Amendment to Lease dated 1/13/98 and Third Amendment to ASU Research Park Lease and Consent dated 7/1/01; Secured Party: Farm Bureau Life Insurance Company; amount currently outstanding $9,471,928.63.

Edward D. Jones & Co., L.P. – Pledges

Firm and Customer securities pledged to Northern Trust under the Second Amended and Restated Pledge and Collateral Administration Agreement dated June 30, 2000, and used to secure $1.090 billion in lines of credit with 11 banks.

Edward D. Jones & Co., L.P. – UCC-1 Financing Statement No. 1212756 filed with the Missouri Secretary of State, as continued and amended

Any and all general intangibles consisting of uncertificated book entry stock orother securities pledged to Secured Party as noted on the records of the Depository Trust Company or Banks of the Federal Reserve System, carried for the account of and hypothecated by Debtor's customers; Secured Party: Bank of America, N.A., successor in interest to The Boatmen's National Bank of St. Louis, f/k/a Centerre Bank National Association; uncommitted facility, and amount currently outstanding is $0.

Edward D. Jones & Co., L.P. – UCC-1 Financing Statement No. 20070042629C filed with the Missouri Secretary of State, as continued and amended

40531/Sche 518, 519, 521-529; Secured Party: Banc of America Leasing and Capital, LLC; Company believes this may be a lease notice filing, and will be reviewed and confirmed post-closing.

Edward D. Jones & Co., L.P. – UCC-1 Financing Statement No. 20040060168J filed with the Missouri Secretary of State

Blanket Filing – all right title, share and interest in and to shares of stock, securities, securities accounts, security entitlements, financial assets and/or other investment property described in collateral schedules provided by Debtor to Secured party, together with any and all distributions ('Securities"); any and all monies, reserves, deposits, certificates of deposit and deposit accounts and interest dividends thereon, securities, securities accounts, investment property, cash, cash equivalents and other property of Secured Party; any and all accessions to any of the Collateral and all substitutions, renewals, improvements and replacements of or additions thereto; any and all other property, real or personal that Debtor has granted to Secured Party as security interest, lien or other encumbrance; and all products and proceeds of the foregoing (collectively, the "Collateral"); Secured Party: U.S. Bank National Association; uncommitted facility and amount currently outstanding is $0.

Edward Jones Trust Company – UCC-1 Financing Statement No. 20030132229F filed with the Missouri Secretary of State, as continued and amended

Blanket Filing - All investment property, instruments, and deposit accounts which Debtor now owns or hereafter acquires and any replacements or proceeds thereof, including: (1) Federal Home Loan Bank of Des Moines Stock; (2) Funds on deposit with Secured Party; (3) Promissory notes and other negotiable and non-negotiable instruments and all related collateral, guarantees, and other supporting obligations incl. mortgages, deeds of trust and other real property security interests; (4) Securities or obligations issued by the US government or its agencies, incl. but not limited to mortgage-backed securities issued or guaranteed by Federal home Loan Mortgage Corp., Federal National Mortgage Assoc. and the Government National Mortgage Assoc.; and (5) Privately issued mortgage-backed securities, collateralized mortgage obligations, real estate mortgage investment conduits, or regulated investment companies; Secured Party: Federal Home Loan Bank of Des Moines; this commitment has been terminated, and lien will be terminated post-closing.

Edward Jones – Form 1C Financing Statement No. 200807071456-8028-0120 filed with the Ontario Ministry of Consumer and Business Services

Collateral is generally described as "Accounts and Other"; Secured Party: CDS Clearing and Depository Services Inc.; uncommitted facility and amount currently outstanding is $0

Schedule 6.3 Certain Existing Investments

The Jones Financial Companies L.L.L.P.

Name of Entity	Jurisdiction of Formation or Incorporation	Ownership %
Direct Subsidiaries:		
Edward D. Jones & Co., L.P.	Missouri Limited Partnership	99%
EDJ Leasing Co., L.P.	Missouri Limited Partnership	99%
LHC, Inc.	Missouri Corporation	100%
Edward Jones Trust Company	Federal Chartered Savings Association	100%
EDJ Holding Company, Inc.	Missouri Corporation	100%

Other Direct:

CAPCO (provider of excess SIPC insurance to clients), $5,874,444.90

Edward D. Jones & Co., L.P.

Investment Securities

U.S. government and agency obligations held by U.S. broker-dealer, $25,114,000
U.S. and Canadian government and U.S. agency obligations held by foreign broker-dealers, $24,335,000
Mutual funds, $88,824,000
Equities, $4,355,000

Name of Entity	Jurisdiction of Formation or Incorporation	Ownership %
Direct Subsidiaries:		
Edward D. Jones & Co., Canada Holding Co., Inc.	Canadian Corporation	100%

Edward Jones Limited	United Kingdom Corporation	100%
Passport Research Ltd.	Pennsylvania Limited Partnership	49.5%
EJ Mortgage, L.L.C.	Missouri Limited Liability Partnership	100%
Conestoga Securities Inc.	Missouri Corporation	100%
California Agency Holding, LLC	California Limited Liability Company	100%
Edward Jones Insurance Agency of Massachusetts, LLC	Massachusetts Limited Liability Company	99%
Edward Jones Insurance Agency of California, LLC	California Limited Liability Company	99%
Edward Jones Insurance Agency of New Mexico, LLC	New Mexico Limited Liability Company	100%
Edward Jones Insurance Agency Holding, LLC	Missouri Limited Liability Company	100%

Direct Limited Partnership Interests:

Edward Jones	Ontario Limited Partnership	99%
EDJ Ventures Ltd.	Missouri Limited Partnership	99%

Indirect Subsidiaries:

CIP Management, Inc.	Missouri Corporation, Subsidiary of Conestoga Securities, Inc.	100%
CIP Management, L.P.	Missouri Limited Partnership, Subsidiary of EDJ Ventures, Ltd.	99%
Edward Jones Insurance Agency	Ontario Limited Partnership, Subsidiary of Edward Jones (Ontario Limited Partnership)	99%
Edward D. Jones & Co. Agency Holding Co. Inc.	Canadian Corporation, Subsidiary of Edward Jones (Ontario Limited Partnership)	100%
Edward Jones Insurance Agency	Canadian Corporation	100%

(Quebec) Inc.	Subsidiary of Edward Jones (Ontario Limited Partnership)	
Edward Jones Nominees Limited	United Kingdom Corporation, Subsidiary of Edward Jones Limited	100%

Schedule 6.4 Certain Existing Contingent Obligations

Edward D. Jones & Co., L.P. – Solvency Maintenance

Edward Jones Canada, All financial obligations as they fall due for a period of at least twelve months from the date of approval of the accounts

Edward Jones Limited, All financial obligations as they fall due for a period of at least twelve months from the date of approval of the accounts

Edward D. Jones & Co., L.P. – Guaranty

Royal Bank of Scotland, £2,000,000	Line of credit
Wells Fargo Bank N.A., $1,000,000 (any one day) $3,000,000 (total net outstanding)	UK foreign exchange exposure

Edward D. Jones & Co., L.P. – Letters of Credit

Royal Caribbean Cruises, Ltd. (RCCL), $1,112,400, expiring 9/18/2008

SCHEDULE 9.8

Notice Addresses

JFC and EDJ Leasing:

General Counsel, 10th Floor
12555 Manchester Road
Saint Louis, MO 63131
Fax: (314) 515-5299

With copy to:

Treasurer
12555 Manchester Road
Saint Louis, MO 63131
Fax: (314) 515-4969

Wells Fargo:

Wells Fargo Agency Syndications
201 Third Street, 8th Floor
MAC A0187-08A
San Francisco, CA 94103
Attention: Cristina Zaragoza
Fax: (415) 512-9408 / 546-6353

USCB Financial Institutions Division
230 Monroe Street, 29th Floor
Chicago, IL 60606
Fax: (866) 428-5746